Exhibit 99.6

CONSENT OF DUFF & PHELPS, LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement (Form S-4) of Pacific Ethanol, Inc. ("Pacific") and in the Proxy Statement/Prospectus of Pacific and Aventine Renewable Energy Holdings, Inc. ("Aventine"), which is part of Amendment No. 1 to the Registration Statement, of our opinion letter, dated March 31, 2015, to the Board of Directors of Aventine, appearing as Annex E to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings "Summary—Opinion of Aventine Financial Advisor", "Risk Factors—Risks Related to the Merger", "The Proposed Merger—Background of the Merger", "The Proposed Merger—Recommendation of the Aventine Board of Directors and its Reasons for the Merger" and "The Merger—Opinion of Financial Advisor to the Aventine Board of Directors". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations of the Securities and Exchange Commission thereunder (the "Regulations"), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Act or the Regulations.

DUFF & PHELPS, LLC

By: /s/ Andrew Capitman

Name: Andrew Capitman

Title: Managing Director

April 2, 2015